Exhibit 99.1
For more information contact:

Jason Willey
Investor Relations and Corporate Development
nLIGHT, Inc.
(360) 567-4890
jason.willey@nlight.net

nLIGHT, INC. ANNOUNCES FIRST QUARTER 2019 RESULTS
Revenues of $41.9 million and gross margin of 32.3% for the first quarter of 2019

VANCOUVER, Wash., May 8, 2019 - nLIGHT, Inc. (Nasdaq: LASR), a leading provider of high-power semiconductor and fiber lasers used in the industrial, microfabrication, and aerospace and defense markets, today reported financial results for the first quarter of 2019.

“Our first quarter results met the expectations we outlined in February and reflect progress in a number of areas across the business,” commented Scott Keeney, nLIGHT’s President and Chief Executive Officer. “In the industrial end market, we saw increased activity outside of China driven by interest in Corona and a focus on customer support and serviceability. Within China, normal seasonal softness was amplified by aggressive competition in the lower-power segment. We are excited by the initial customer response to our recently introduced 12kW fiber laser. This product meaningfully enhances our ability to address the growing ultra high-power market in China.

“The aerospace and defense end market delivered another strong quarter with increased contribution from several long-standing programs. Our innovative semiconductor laser technology and long track record of executing on government engagements positions us well for continued growth in this market.”

First Quarter 2019 Financial Highlights

	Three Months Ended March 31,
(In thousands, except percentages)	2019	2018	% Change
Revenues	$41,861	$42,467	(1.4)%
Gross margin	32.3%	34.7%
Income (loss) from operations	$(1,052)	$4,208	(125.0)%
Operating margin	(2.5)%	9.9%
Net income (loss)	$(1,235)	$2,916	(142.4)%
Adjusted EBITDA(1)	$3,069	$6,316	(51.4)%
Adjusted EBITDA, as percentage of revenues	7.3%	14.9%
(1) A reconciliation of the non-GAAP information provided here to the most directly comparable GAAP metric has been provided in the financial statement tables included in this release.

Revenues of $41.9 million for the first quarter of 2019 were down 1.4% compared to $42.5 million for the first quarter of 2018. Gross margin of 32.3% for the first quarter of 2019 compared to 34.7% for the first quarter of 2018. GAAP net loss for the first quarter of 2019 was $(1.2) million, or net loss of $(0.03) per diluted share, compared to net income of $2.9 million, or net income of $0.00 per diluted share, for the first quarter of 2018. Excluding the impact of stock-based compensation and assuming the conversion of all outstanding convertible preferred stock in the period to common stock, non-GAAP net income for the first quarter of 2019 was $0.7 million, or non-GAAP net income of $0.02 per diluted share, compared to non-GAAP net income of $3.1 million, or non-GAAP net income of $0.10 per diluted share, for the first quarter of 2018.

Outlook
For the second quarter of 2019, nLIGHT expects revenues to be in the range of $46.0 million to $50.0 million, gross margin to be in the range of 32.0% to 35.0%, and Adjusted EBITDA in the range of $4.0 million to $6.0 million.

Investor Conference Call at 2:00 p.m. Pacific Time, Wednesday, May 8, 2019

Parties interested in listening to nLIGHT’s quarterly conference call may do so by dialing 1-833-535-2198 (U.S., toll-free) or +1-412-902-6775 (international and toll), with the conference title: nLIGHT First Quarter 2019 Earnings. The call can also be accessed via the web by going to nLIGHT’s Investor Relations page at http://nlight.net/company/investors.

Use of Non-GAAP Financial Results

In addition to U.S. GAAP results, this press release also contains non-GAAP financial results, including Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, basic and diluted. Adjusted EBITDA, a non-GAAP financial metric, is used to help us evaluate our business, measure our performance, identify trends affecting our business, formulate business plans and make strategic decisions. In addition to our results determined in accordance with GAAP, we believe Adjusted EBITDA is a meaningful measure of performance as it is commonly utilized by us and the investment community to analyze operating performance in our industry. Similarly, we believe that providing non-GAAP net income and non-GAAP net income per share, basic and diluted, is useful to our investors as it gives effect to both the conversion of all outstanding preferred stock to common stock, which occurred immediately prior to the closing of nLIGHT’s initial public offering on April 30, 2018, as well as removing the effect of stock-based compensation expense, which we believe to be an informative view of our results during the period.

We define Adjusted EBITDA as net income adjusted for income tax expense, other non-operating expense or income, interest expense or income, depreciation and amortization, stock-based compensation and other special items as determined by management, as applicable. We define non-GAAP net income as GAAP net income adjusted for stock-based compensation. We define non-GAAP net income per share, basic and diluted, as non-GAAP net income divided by preferred and common weighted-average shares outstanding during the respective period plus the dilutive effect of any common stock equivalents during the period, if applicable.

Tables presenting the reconciliation of net income to Adjusted EBITDA, as well as the reconciliation of net income and net income per share, basic and diluted to non-GAAP net income and non-GAAP net income per share, basic and diluted, the two most directly comparable GAAP financial metrics, are included at the end of this press release.

We have not reconciled expectations of net income to Adjusted EBITDA because unrealized and realized foreign exchange gains and losses cannot be reasonably calculated or predicted nor can the probable significance be determined at this time. Accordingly, a reconciliation is not available without unreasonable effort.

Safe Harbor Statement

Certain statements in this release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and the Private Securities Litigation Reform Act of 1995. Words such as “guidance,” “expects,” “intends,” “projects,” “plans,” “believes,” “estimates,” “targets,” “anticipates,” and similar expressions may identify these forward-looking statements. Examples of forward-looking statements include, but are not limited to, statements regarding expected revenues, gross margin, and Adjusted EBITDA, our expectations to grow faster than the overall high-power laser market, as well as any other statement that does not directly relate to any historical or current fact. Forward-looking statements are based on current expectations and assumptions, which may not prove to be accurate. These statements are not guarantees and are subject to risks, uncertainties and changes in circumstances that are difficult to predict. Many factors could cause actual results to differ materially and adversely from these forward-looking statements, including but not limited to: (1) our ability to generate sufficient revenues to achieve or maintain profitability in the future as our operating costs increase, (2) the risk that our revenue growth rate in recent periods may not be indicative of our future performance, (3) downturns in the markets we serve could materially adversely affect our revenues and profitability, (4) our high levels of fixed costs and inventory levels may harm our gross profits and results of operations in the event that demand for our products declines or we maintain excess inventory levels, (5) the competitiveness of the markets for our products, (6) our substantial sales and operations in China, which expose us to risks inherent in doing business there, (7) our manufacturing capacity and operations may not be appropriate for future levels of demand, (8) our reliance on a small number of customers for a significant portion of our revenues and (9) the risk that we may be unable to protect our proprietary technology and intellectual property rights. Additional information concerning these and other factors can be found in nLIGHT's filings with the Securities and Exchange Commission, including other risks, relevant factors and uncertainties identified in the “Risk Factors” section of nLIGHT's Annual Report on Form 10-K or subsequent filings with the Securities and Exchange Commission. nLIGHT undertakes no obligation to update publicly or revise any forward-looking statements contained herein to reflect future events or developments, except as required by law.

The nLIGHT logo, “nLIGHT,” and “Corona” are registered trademarks or trademarks of nLIGHT, Inc. in various jurisdictions.

About nLIGHT

nLIGHT, Inc. is a leading provider of high-power semiconductor and fiber lasers for industrial, microfabrication, aerospace and defense applications. Our lasers are changing not only the way things are made but also the things that can be made. Headquartered in Vancouver, Washington, nLIGHT employs over 1,100 people with operations in the U.S., China and Finland. For more information, please visit www.nlight.net.

nLIGHT, Inc.
Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Revenues	$41,861	$42,467
Cost of revenues(1)	28,347	27,738
Gross profit	13,514	14,729
Operating expenses:
Research and development(1)	6,422	4,283
Sales, general, and administrative(1)	8,144	6,238
Total operating expenses	14,566	10,521
Income (loss) from operations	(1,052)	4,208
Other income (expense):
Interest income (expense), net	750	(219)
Other income, net	820	76
Income before income taxes	518	4,065
Income tax expense	1,753	1,149
Net income (loss)	$(1,235)	$2,916
Less: Income allocated to participating securities	—	(2,916)
Net income (loss) attributable to common stockholders	$(1,235)	$—
Net income (loss) per share, basic	$(0.03)	$—
Net income (loss) per share, diluted	$(0.03)	$—
Shares used in per share calculations:
Basic	36,694	3,031
Diluted	36,694	3,031

(1)Includes stock-based compensation as follows:
	Three Months Ended March 31,
	2019	2018
Cost of revenues	$209	$22
Research and development	558	25
Sales, general and administrative	1,142	115
	$1,909	$162

nLIGHT, Inc.
Consolidated Balance Sheets
(In thousands)
(Unaudited)

	March 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$142,366	$149,478
Accounts receivable, net	30,160	26,528
Inventory	40,846	35,329
Prepaid expenses and other current assets	5,822	7,286
Total current assets	219,194	218,621
Property and equipment, net	22,135	21,462
Intangible assets, net	2,786	2,686
Goodwill	1,387	1,387
Other assets	6,029	5,974
Total assets	$251,531	$250,130

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$13,986	$12,068
Accrued liabilities	9,831	10,708
Customer advances	88	493
Deferred revenue	61	227
Current portion of long-term debt	102	91
Total current liabilities	24,068	23,587
Non-current income taxes payable	6,817	6,472
Long-term debt	19	18
Other long-term liabilities	1,964	2,270
Total liabilities	32,868	32,347
Stockholders' equity:
Preferred stock - par value	—	—
Common stock - par value	15	15
Additional paid-in capital	326,870	324,656
Accumulated other comprehensive loss	(2,417)	(2,157)
Accumulated deficit	(105,805)	(104,731)
Total stockholders’ equity	218,663	217,783
Total liabilities and stockholders’ equity	$251,531	$250,130

nLIGHT, Inc.
Select Statements of Cash Flows Data
(In thousands)
(Unaudited)

	Three Months Ended March 31,
	2019	2018
Cash flows from operating activities:
Net income (loss)	$(1,235)	$2,916
Adjustments to reconcile net income (loss) to net cash used in operating activities:
Depreciation	1,565	1,434
Amortization	647	512
Provision for losses on accounts receivable	28	40
Stock-based compensation	1,909	162
Loss on disposal of property and equipment	5	13
Changes in operating assets and liabilities:
Accounts receivable, net	(3,582)	(4,689)
Inventory	(6,072)	(5,127)
Prepaid expenses and other current assets	1,500	(1,058)
Other assets	(588)	(285)
Accounts payable	2,113	2,701
Other changes	(1,229)	(789)
Net cash used in operating activities	(4,939)	(4,170)
Cash flows from investing activities:
Purchases of property, equipment and intangibles	(2,734)	(3,390)
Net cash used in investing activities	(2,734)	(3,390)
Cash flows from financing activities:
Principal payments on debt and capital leases	(25)	(29)
Payments of other financing costs	—	(521)
Proceeds from stock option exercises	467	61
Net cash provided by (used in) financing activities	442	(489)
Effect of exchange rate changes on cash	119	(16)
Net decrease in cash and cash equivalents	(7,112)	(8,065)
Cash and cash equivalents, beginning of period	149,478	36,687
Cash and cash equivalents, end of period	$142,366	$28,622

nLIGHT, Inc.
Reconciliation of GAAP Financial Metrics to Non-GAAP
(In thousands, except per share data)
(Unaudited)

Reconciliation of Net Income (Loss) to Adjusted EBITDA

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(1,235)	$2,916
Income tax expense	1,753	1,149
Other income, net	(820)	(76)
Interest (income) expense, net	(750)	219
Depreciation and amortization	2,212	1,946
Stock-based compensation	1,909	162
Adjusted EBITDA	$3,069	$6,316

Reconciliation of GAAP to Non-GAAP Net Income, and GAAP to Non-GAAP Net Income per Share, Basic and Diluted

	Three Months Ended March 31,
	2019	2018
Net income (loss)	$(1,235)	$2,916
Add back:
Stock-based compensation(1)	1,909	162
Non-GAAP net income	674	3,078

GAAP weighted average shares outstanding	36,694	3,031
Assumed conversion of convertible preferred stock to common stock	—	24,642
Non-GAAP weighted average number of shares, basic	36,694	27,673
Dilutive effect of common stock equivalents	4,585	4,492
Non-GAAP weighted average number of shares, diluted	41,279	32,165

Non-GAAP net income per share, basic	$0.02	$0.11
Non-GAAP net income per share, diluted	$0.02	$0.10
(1) There is no income tax effect related to the stock-based compensation adjustment due to the full valuation allowance in the U.S.